EXHIBIT 99.6

Deloitte & Touche LLP
750 College Road East
Third Floor
Princeton, NJ 08540
USA
Tel: +1 609 514 3600
www.deloitte.com

INDEPENDENT ACCOUNTANTS’ REPORT

To Cendant Mortgage Corporation:

We have examined management’s assertion about Cendant Mortgage Corporation’s compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2003 included in the accompanying management assertion. Management is responsible for Cendant Mortgage Corporation’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the entity’s compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Cendant Mortgage Corporation’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Cendant Mortgage Corporation’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that Cendant Mortgage Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

This report is intended solely for the information and use of the Company, investors in loans serviced by the Company and their independent auditors for their evaluation of the Company’s compliance with applicable servicing agreements, and is not intended to be and should not be distributed to or used by anyone other than these specified parties.

February 23, 2004

Member of
Deloitte Touche Tohmatsu

Cendant Mortgage
3000 Leadenhall Rd.
Mt. Laurel, NJ 08054

AS of and for the year ended December 31, 2003, Cendant Mortgage Corporation (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $140 million and $20 million, respectively.

Cendant Mortgage Corporation

/s/ Terence W. Edwards
Terence W. Edwards
President and Chief Executive Officer

/s/ Mark Danahy
Mark Danahy
Senior Vice President & Chief Financial Officer

/s/ Martin L. Foster
Martin L. Foster
Senior Vice President – Loan Servicing